LM Funding America Announces April 2026 Production and Operational Update

- Bitcoin treasury as of April 30, 2026 was 334.0 BTC valued at $25.3 million or $1.18 per share1

TAMPA, FL, May 11, 2026 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended April 30, 2026.

Metric	March 2026	April 2026
- Bitcoin[2]
- Mined, net	9.6	9.4
- Sold	26.2	13.5
- Purchased	-	-
- Service Fee	-	-
- Bitcoin HODL	338.1[3]	334.0[3]
- Machines[2]
- Oklahoma	4,636	4,636
- Mississippi	2,368	2,368
- Storage	504	504
- Total Machines	7,508	7,508
- Hashrate (EH/s2)
- Oklahoma	0.56	0.56
- Mississippi	0.23	0.23
- Energized	0.79	0.79

"April marked a steady continuation of the operational profile we established in March, with production of 9.4 Bitcoin representing a slight sequential increase on a per-day basis," said Bruce Rodgers, Chairman and Chief Executive Officer of LM Funding. "We enter the seasonally warmer months with momentum and infrastructure positioned to capture the elevated curtailment revenue opportunities historically available to our Oklahoma site."

1Bitcoin treasury calculated using 334.0 Bitcoin held as of 04/30/26 and Bitcoin price of approximately $75,800 as of 04/30/26. Bitcoin per share calculated using 21,455,892 diluted shares outstanding as of 04/30/26 which includes 16,157,892 shares outstanding and 5,298,000 warrants with an exercise price of $0.001 per share as of 04/30/26.

2Unaudited

3Includes 174 BTC held by Galaxy for loan facility

The Company estimates that the value of its 334.0 Bitcoin holdings on April 30, 2026, was approximately $25.3 million or $1.18 per share, based on a Bitcoin price of approximately $75,800 as of April 30, 2026, compared to a stock share price of $0.24 as April 30, 2026 close.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

OG Advisory Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com